|	NEWS

November U.S. Retail Sales Up 20 Percent for Ford Motor Company; Fuel-Efficient Cars, Utilities, Trucks Drive Results

•	Ford Motor Company's U.S. retail sales rose 20 percent in November - the largest year-over-year increase in nine months. Total sales (including fleet deliveries) were 166,865, up 13 percent

•	Capitalizing on consumer demand for fuel-efficient vehicles, Ford's retail share has averaged 15 percent in last three months - a level not seen in five years

•	Ford brand retail sales up across the board - cars, utilities and trucks

•	Ford announces first quarter 2012 production plan

DEARBORN, Mich., Dec. 1, 2011 - Ford Motor Company's November U.S. retail sales increased 20 percent versus a year ago. Total sales were 166,865, up 13 percent.

Ford estimates its retail market share has averaged 15 percent in the last three months - its highest retail share in five years.

Ford brand retail sales were higher for most products, with double-digit gains posted by Fiesta, Fusion, Escape, Explorer, F-Series, Econoline and Ranger.

“With gasoline prices continuing to track higher than last year, consumers continue to value fuel economy - no matter what size or kind of vehicle best meets their needs,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Most Ford products deliver best-in-class fuel economy and provide customers an opportunity to choose what best works for them - EcoBoost technology or electrified vehicles.”

North American Production
Ford plans to build 675,000 vehicles in the first quarter of 2012, up 3 percent (18,000 vehicles) compared with first quarter 2011. Ford plans to build 674,000 vehicles in the fourth quarter of 2011, an increase of 14,000 vehicles from the previous forecast.

“The industry sales rate has exceeded 13 million in each of the last three months,” said Czubay. “This suggests the current momentum is not an aberration. We believe replacement demand will continue to support stronger levels in 2012, and Ford is ready to meet that demand with high-quality, fuel-efficient cars, utilities and trucks.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1